Grant Thornton

Accountants and Business Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2007, relating to the financial statements and financial highlights that appear in the June 30, 2007 Annual Report to Shareholders of Bruce Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the headings "Independent Registered Public Accounting Firm," "Disclosure of Portfolio Holdings" and "Financial Highlights" in such Registration Statement.

Grant Thornton LLP

Chicago, Illinois
October 23, 2007

175 W. Jackson Blvd.
20th Floor
Chicago, IL 60604-2687
T 312.856.0200
F 312.602.8099
W www.grantthornton.com

Grant Thornton LLP
US Member of Grant Thornton International